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EXHIBIT 3

STOCKHOLDER VOTING AGREEMENT

BY AND AMONG

HARRAH'S OPERATING COMPANY, INC.,

PRESTON D. SMART

AND

CERTAIN AFFILIATED ENTITIES

Dated as of July 30, 2002

STOCKHOLDER VOTING AGREEMENT

        This STOCKHOLDER VOTING AGREEMENT (this "Agreement") is entered into as of July 30, 2002, by and between Harrah's Operating Company, Inc., a Delaware corporation ("Parent"), Preston D. Smart, an individual and certain entities affiliated with Preston Smart, each of which is a signatory to this Agreement (collectively, the "Stockholder").

W I T N E S S E T H:

        WHEREAS, as of the date hereof, Stockholder "beneficially owns" (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) and is entitled to dispose of (or to direct the disposition of) and to vote (or to direct the voting of) 947,844 number of shares of common stock, par value $0.01 per share (the "Common Stock"), of JCC Holding Company, a Delaware corporation (the "Company"), such shares of Common Stock, together with any other shares of Common Stock the voting power over which is acquired by Stockholder during the period from and including the date hereof through and including the date on which this Agreement is terminated in accordance with its terms, are collectively referred to herein as the "Subject Shares;"

        WHEREAS, Parent, Satchmo Acquisition, Inc., a Delaware corporation ("Merger Sub"), and the Company propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), pursuant to which Merger Sub will merge with and into the Company, with the Company surviving as a wholly-owned subsidiary of Parent (the "Merger"); and

        WHEREAS, as a condition to the willingness of Parent to enter into the Merger Agreement, and as an inducement and in consideration therefor, Stockholder is executing this Agreement.

        NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

        Section 1.1    Capitalized Terms.    For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

        Section 1.2    Other Definitions.    For purposes of this Agreement:

          (a)  "Affiliate" means, with respect to any specified Person, any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified. For purposes of this Agreement, with respect to Stockholder, the term "Affiliate" shall not include the Company and the Persons that directly, or indirectly through one or more intermediaries, are controlled by the Company.

          (b)  "Person" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group.

ARTICLE II
VOTING AGREEMENT AND IRREVOCABLE PROXY

        Section 2.1    Agreement to Vote the Subject Shares.    Stockholder, in his capacity as such, hereby agrees that, during the period commencing on the date hereof and continuing until the termination of this Agreement (such period, the "Voting Period"), at any meeting (or any adjournment or postponement thereof) of the Company's stockholders, however called, or in connection with any written consent of the Company's stockholders, Stockholder shall vote (or cause to be voted) his Subject Shares (x) in favor of the approval of the terms of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement (and any actions required in furtherance thereof), (y) against any action, proposal, transaction or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the

Company contained in the Merger Agreement, and (z) except with the written consent of Parent, which may be withheld in Parent's sole and absolute discretion, against the following actions or proposals (other than the transactions contemplated by the Merger Agreement): (i) any Acquisition Proposal; and (ii) (A) any change in the persons who constitute the Board of Directors of the Company that is not approved in advance by the directors of the Company who were nominated for election to the Board of Directors of the Company by Parent (or their successors who were so approved); (B) any change in the present capitalization of the Company or any amendment of the Company's certificate of incorporation or bylaws; (C) any other material change in the Company's corporate structure or business; or (D) any other action or proposal involving the Company or any of its subsidiaries that is intended, or could reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect the transactions contemplated by the Merger Agreement; provided, however, that nothing in this Agreement shall be interpreted as obligating the Stockholder to exercise any options to acquire shares of Common Stock. Any such vote shall be cast or consent shall be given in accordance with such procedures relating thereto so as to ensure that it is duly counted for purposes of determining that a quorum is present and for purposes of recording the results of such vote or consent. Stockholder agrees not to enter into any agreement or commitment with any Person the effect of which would be inconsistent with or violative of the provisions and agreements contained in this Article II.

        Section 2.2    Grant of Irrevocable Proxy.    Stockholder hereby appoints Parent and any designee of Parent, and each of them individually, as Stockholder's proxy and attorney-in-fact, with full power of substitution and resubstitution, to vote or act by written consent during the Voting Period with respect the Subject Shares in accordance with Section 2.1. This proxy is given to secure the performance of the duties of Stockholder under this Agreement. Stockholder shall promptly cause a copy of this Agreement to be deposited with the Company at its principal place of business. Stockholder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy.

        Section 2.3    Nature of Irrevocable Proxy.    The proxy and power of attorney granted pursuant to Section 2.2 by Stockholder shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies granted by Stockholder. The power of attorney granted by Stockholder herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of Stockholder. The proxy and power of attorney granted hereunder shall terminate upon the termination of this Agreement.

ARTICLE III
COVENANTS

        Section 3.1    Generally.

          (a)  Stockholder agrees that during the Voting Period, except as contemplated by the terms of this Agreement, he shall not (i) sell, transfer, tender, pledge, encumber, assign or otherwise dispose of (collectively, a "Transfer"), or enter into any contract, option or other agreement with respect to, or consent to, a Transfer of, any or all of the Subject Shares; or (ii) take any action that would have the effect of preventing, impeding, interfering with or adversely affecting his ability to perform his obligations under this Agreement.

          (b)  In the event of a stock dividend or distribution, or any change in the Common Stock by reason of any stock dividend or distribution, split-up, recapitalization, combination, exchange of shares or the like, the term "Subject Shares" shall be deemed to refer to and include the Subject Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Subject Shares may be changed or exchanged or which are received in such transaction.

        Section 3.2    Standstill Obligations of Stockholder.    Stockholder covenants and agrees with Parent that, during the Voting Period:

          (a)  Stockholder shall not, nor shall Stockholder permit any Affiliate of Stockholder to, nor shall Stockholder act in concert with or permit any controlled Affiliate to act in concert with any Person to make, or in any manner participate in, directly or indirectly, a "solicitation" of "proxies" (as such terms are used in the rules of the Securities and Exchange Commission) or powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to the voting of, any shares of Common Stock in connection with any vote or other action on any matter, other than to recommend that stockholders of the Company vote in favor of the Merger and the Merger Agreement and otherwise as expressly provided by Article II of this Agreement.

          (b)  Stockholder shall not, nor shall Stockholder permit any Affiliate of Stockholder to, nor shall Stockholder act in concert with or permit any Affiliate to act in concert with any Person to, deposit any shares of Common Stock in a voting trust or subject any shares of Common Stock to any proxy, arrangement or agreement with any Person with respect to the voting of such shares of Common Stock, except as provided by Article II of this Agreement.

          (c)  Stockholder shall not directly or indirectly, through any officer, director, agent or otherwise, enter into, solicit, initiate, conduct or continue any discussions or negotiations with, or knowingly encourage or respond to any inquiries or proposals by, or provide any information to, any Person, other than Parent, relating to any Acquisition Proposal. Stockholder hereby represents that it is not now engaged in discussions or negotiations with any party other than Parent with respect to any Acquisition Proposal. Promptly after receipt of any Acquisition Proposal or any request for nonpublic information or inquiry which it reasonably believes could lead to an Acquisition Proposal, Stockholder shall provide Parent with written notice of the material terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the person or group making any such Acquisition Proposal, request or inquiry, and a copy of all written materials provided in connection with such Acquisition Proposal, request or inquiry. After receipt of the Acquisition Proposal, request or inquiry, Stockholder shall promptly keep Parent informed in all material respects of the status and details (including material amendments or proposed material amendments) of any such Acquisition Proposal, request or inquiry.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

        Stockholder hereby represents and warrants, jointly and severally, to Parent as follows:

        Section 4.1    Due Organization, etc.    Stockholder has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Stockholder have been duly authorized by all necessary action on the part of Stockholder.

        Section 4.2    Ownership of Shares.    Stockholder has record and beneficial ownership of 947,844 shares of Common Stock as of the date hereof. As of the date hereof, Stockholder is the lawful owner of 947,844 shares of Common Stock and has the sole power to vote (or cause to be voted) such shares of Common Stock. Except for options to purchase an aggregate of 309,531 shares of Common Stock at an exercise price of $3.20 per share held by Stockholder, neither Stockholder nor any Affiliate of Stockholder owns or holds any right to acquire any additional shares of any class of capital stock of the Company or other securities of the Company or any interest therein or any voting rights with respect to any securities of the Company. Stockholder has good and valid title to the Subject Shares, free and clear of any and all pledges, mortgages, liens, charges, proxies, voting agreements, encumbrances, adverse claims, options, security interests and demands of any nature or kind whatsoever, other than those created by this Agreement or as could not reasonably be expected to impair Stockholder's ability to perform its obligations under this Agreement.

        Section 4.3    No Conflicts.    (i) No filing with any governmental authority, and no authorization, consent or approval of any other Person is necessary for the execution of this Agreement by Stockholder and the consummation by Stockholder of the transactions contemplated hereby and (ii) none of the execution and delivery of this Agreement by the Stockholder, the consummation by Stockholder of the transactions contemplated hereby or compliance by Stockholder with any of the provisions hereof shall (A) result in, or give rise to, a violation or breach of or a default under any of the terms of any material contract, understanding, agreement or other instrument or obligation to which Stockholder is a party or by which Stockholder or any of its Subject Shares or assets may be bound or (B) violate any applicable order, writ, injunction, decree, judgment, statute, rule or regulation, except for any of the foregoing as could not reasonably be expected to impair Stockholder's ability to perform its obligations under this Agreement.

        Section 4.4    Reliance by Parent.    Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the execution and delivery of this Agreement by Stockholder.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT

        Parent hereby represents and warrants to the Stockholder as follows:

        Section 5.1    Due Organization, etc.    Parent is a company duly organized and validly existing under the laws of the jurisdiction of its incorporation. Parent has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Parent have been duly authorized by all necessary action on the part of Parent.

        Section 5.2    Reliance by the Stockholder.    Parent understands and acknowledges that the Stockholder is entering into this Agreement in reliance upon the execution and delivery of the Merger Agreement by Parent.

ARTICLE VI
TERMINATION

        Section 6.1    Termination.    This Agreement shall terminate, and neither Parent nor Stockholder shall have any rights or obligations hereunder and this Agreement shall become null and void and have no effect upon the earliest to occur of (i) the mutual consent of Parent and Stockholder and (ii) the consummation of the transaction contemplated by the Merger Agreement or the termination of the Merger Agreement or the termination of the Merger Agreement; provided, however, that termination of this Agreement shall not prevent any party hereunder from seeking any remedies (at law or in equity) against any other party hereto for such party's breach of any of the terms of this Agreement. Notwithstanding the foregoing, Sections 7.5 through 7.17, inclusive, of this Agreement shall survive the termination of this Agreement.

ARTICLE VII
MISCELLANEOUS

        Section 7.1    Stockholder Capacity.    The parties hereto acknowledge and agree that the Stockholder's obligations hereunder are solely in its capacity as a stockholder of the Company, and that none of the provisions herein set forth shall be deemed to restrict or limit any fiduciary duty that the Stockholder may have as a member of the Board of Directors of the Company, as an executive officer of the Company, or otherwise as a fiduciary to any person (other than any of the stockholders of the Company) resulting from any circumstances other than as a stockholder of the Company; provided, however, that no such duty shall excuse Stockholder from its obligations as a stockholder of the Company to vote the Subject Shares, to the extent that they may be so voted, or otherwise perform any obligation as herein provided and to otherwise comply with the terms and conditions of this Agreement.

        Section 7.2    Appraisal Rights.    To the extent permitted by applicable law, Stockholder hereby waives any rights of appraisal or rights to dissent from the Merger that it may have under applicable law.

        Section 7.3    Publication.    Stockholder hereby permits Parent to publish and disclose in the Other Filings and Schedule 13E-3 (including but not limited to all documents and schedules filed with the Securities and Exchange Commission) its identity and ownership of shares of Common Stock and the nature of its commitments, arrangements and understandings pursuant to this Agreement.

        Section 7.4    Further Actions.    Each of the parties hereto agrees that it will use its reasonable best efforts to do all things necessary to effectuate this Agreement.

        Section 7.5    Fees and Expenses.    Each of the parties shall be responsible for its own fees and expenses (including, without limitation, the fees and expenses of financial consultants, investment bankers, accountants and counsel) in connection with the entering into and any of obligations under this Agreement and the consummation of the transactions contemplated hereby.

        Section 7.6    Amendments, Waivers, etc.    This Agreement may not be amended, changed, supplemented, waived or otherwise modified, except upon the execution and delivery of a written agreement executed by each of the parties hereto. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

        Section 7.7    Specific Performance.    The parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not to be performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedies at law or in equity.

        Section 7.8    Notices.    Any notices or other communications required or permitted under, or otherwise in connection with this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission (with confirmation) or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next Business Day if transmitted by national overnight courier, in each case as follows:

  If to Parent or Merger Sub, addressed to it at:

    Harrah's Operating Company, Inc.
    One Harrah's Court
    Las Vegas, Nevada 89119
    Facsimile: (702) 407-6418
    Attn: General Counsel

    with a copy to:

    Latham & Watkins
    650 Town Center Drive, Suite 2000
    Costa Mesa, California 92626-1925
    Facsimile: (714) 755-8290
    Attn: Charles K. Ruck

  If to Stockholder, addressed to:

    Preston D. Smart
    One Tanfield Road
    Tiburon, California 94920

    with a copy to:

    Beckman and Associates
    Two Penn Center Plaza. Suite 910
    1500 J.F. Kennedy Blvd.
    Philadelphia, Pennsylvania 19102
    Facsimile: (215) 569-8769
    Attention: Donald Beckman

        Section 7.9    Headings.    The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        Section 7.10    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

        Section 7.11    Entire Agreement.    This Agreement (together with the Merger Agreement and the Separation Agreement, to the extent referred to herein) constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.

        Section 7.12    Assignment.    This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other party, except that each of Parent and Merger Sub may assign and transfer its rights and obligations hereunder to any direct or indirect wholly subsidiary of Parent.

        Section 7.13    Parties in Interest.    This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

        Section 7.14    Mutual Drafting.    Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.

        Section 7.15    Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

          (a)  This Agreement and the transactions contemplated hereby, and all disputes between the parties under or related to the Agreement or the facts and circumstances leading to its execution,

  whether in contract, tort or otherwise, shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the application of Delaware principles of conflicts of laws.

          (b)  Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Delaware State court, or Federal court of the United States of America, sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Delaware State court or, to the extent permitted by law, in such Federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such court in the Delaware State or Federal court, and (iv) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Delaware State or Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 7.8. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by law.

          (c)  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.15(c).

        Section 7.16    Counterparts.    This Agreement may be executed in counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

        Section 7.17    Acknowledgement.    The parties hereto acknowledge and agree that this Agreement is entered into pursuant to the provisions of Section 218 of the Delaware General Corporation Law.

* * * * *

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Harrah's Operating Company, Inc. a Delaware corporation
By:	/s/ CHARLES L. ATWOOD
	Name:	Charles L. Atwood
	Title:	Senior Vice President, Chief Financial Officer and Treasurer
/s/ PRESTON D. SMART Preston D. Smart
Griffin Holdings Limited
By:	/s/ JOHN FRAZIER HUNT
	Name:	John Frazier Hunt
	Title:	Counsel and Protectorate
Bayliss Trust
By:	/s/ JOHN FRAZIER HUNT
	Name:	John Frazier Hunt
	Title:	Trustee

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STOCKHOLDER VOTING AGREEMENT
ARTICLE I DEFINITIONS
ARTICLE II VOTING AGREEMENT AND IRREVOCABLE PROXY
ARTICLE III COVENANTS
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER
ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT
ARTICLE VI TERMINATION
ARTICLE VII MISCELLANEOUS